U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2004

KAISER GROUP HOLDINGS, INC.

(successor issuer to Kaiser Group International, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	File No. 1-12248	54-2014870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12303 Airport Way, Suite 125

Broomfield, Colorado  80021

(Address of principal executive offices, including zip code)

720-889-2770

(Registrant’s telephone number, including area code)

Item 5.                                                             Other Events and Regulation FD Disclosure

On January 20, 2004, the United States Bankruptcy Court for the District of Delaware rendered a decision in claim litigation involving Kaiser Group Holdings, Inc. (the “Company”) and a class comprised of former holders of shares of ICT Spectrum Constructors, Inc. (“ICT”).  Although an Order expressing the precise terms of the Court’s decision has not yet been entered, the Company expects that the terms of the Order will require the Company to issue more than 247,000 shares of common stock in satisfaction of the claims of the former ICT holders.

The claims at issue pertain to a 1998 transaction in which ICT was merged with a subsidiary of the Company’s predecessor, Kaiser Group International, Inc. (“KGI”).  Under the terms of the merger agreement, ICT holders received at closing an aggregate of 1.5 million shares of KGI common stock.  The merger agreement further provided that, to the extent that such shares had an aggregate market value of less than $8.04 million ($5.36 per share) on March 1, 2001, KGI would provide additional consideration to the former ICT holders in the amount of such shortfall.  KGI could elect to make up the shortfall with cash payments and/or through the issuance of addition KGI common shares in an amount up to a maximum of 1.5 million additional shares.

On June 9, 2000, KGI filed a Chapter 11 reorganization case in the Bankruptcy Court for the District of Delaware.  The former ICT holders filed a class proof of claim in the KGI Chapter 11 case, alleging damages totaling approximately $7.1 million.  The damages asserted reflected the difference between the KGI share value at the time of its bankruptcy filing and the guaranteed amount of share value under the merger agreement.  The Company, as the successor to KGI, has disputed the ICT claim. It is this claim dispute on which the Bankruptcy Court rendered its January 20, 2004 decision. In an earlier decision, the Bankruptcy Court determined that the ICT claim should be subordinated to the claims of creditors and treated at the level of common equity.

The Company believes that the January 20, 2004 decision of the Bankruptcy Court is inconsistent with the terms of the KGI Plan of Reorganization and with the applicable provisions of the Bankruptcy Code.  The Company expects to request the Bankruptcy Court to reconsider its decision and/or to appeal the Order entered by the Bankruptcy Court.  Should the Company be unsuccessful in its efforts to achieve reconsideration or reversal of the Bankruptcy Court’s ruling, the Company could be required to issue an additional 247,350 common shares, which would then comprise approximately 13.4 % of the aggregate shares outstanding.  The Company believes that issuing such a substantial number of additional common shares could be expected to have a materially dilutive effect on the value of common shares presently outstanding.

The Company is unable to predict the length of time that may be required for a ruling on a motion for reconsideration or to complete appellate review of the Bankruptcy Court’s ruling.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER GROUP HOLDINGS, INC.
(Registrant)

/s/ John T. Grigsby, Jr.
John T. Grigsby, Jr.
President and Chief Executive Officer

Date:	January 26, 2004